Exhibit 10.1

Internap Corporation

One Ravinia Drive, Suite 1300

Atlanta, GA 30346

May 7, 2015

Michael A. Ruffolo

One Ravinia Drive

Suite 1300

Atlanta, Georgia 303046

Dear Mike:

On behalf of Internap Corporation, I am pleased to offer you the position of President and Chief Executive Officer. You will continue to serve as a director of Internap until your successor is elected and qualified or until your earlier resignation or removal, although you no longer will be compensated after May 11, 2015 in that capacity. This letter outlines the terms of this offer, which assumes that you will commence employment on May 11, 2015.

Your annual base salary will be $675,000, payable in accordance with Internap’s payroll practices, and will be reviewed annually for increase. Your annual target bonus will be 100% of your annual base salary. Your bonus will be structured so that the maximum bonus opportunity is two times the target bonus. However, for 2015 your bonus shall be paid at the target level (prorated for the number of days that you are employed) on the pay period that ends August 21, 2015.

You will receive a cash signing bonus of $500,000, payable upon your commencement of employment. However, if your employment terminates on or prior to May 10, 2017, under the circumstances described in Section 1.3 of the Employment Security Agreement, which is referenced below, you shall reimburse Internap for 50% of the signing bonus. All compensation is subject to customary withholdings and payroll practices of Internap.

Upon commencement of employment, you will be granted an option to purchase 300,000 shares of Internap common stock at an exercise price equal to the closing price on the day of grant. The vesting schedule for these options will be 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter for the remainder.

You also will receive a new hire grant of 300,000 shares of restricted stock. These shares of restricted stock will vest as follows: 34% on the 90th day after commencement of your employment; 33% on the first anniversary of commencement of your employment; and 33% on the second anniversary of commencement of your employment. Upon vesting of restricted stock you agree that minimum withholding will be paid by the automatic surrender of shares from the award for the payment of applicable minimum withholding.

You will accrue paid time off annually in accordance with Internap’s policies and programs, provided that you shall be entitled to at least twenty (20) days per year of vacation time. Subject to Internap otherwise changing its program for executive officers generally, you will have the right to carry over any unused paid time off subject to the maximum accrual under Internap policy. In addition, you will be eligible to participate in the health, welfare and other benefit plans made available to Internap’s executive officers.

You will also be provided reimbursement of travel and other business expenses in accordance with Company policy and practice.

You will receive the benefit of Internap’s Employment Security Agreement, which has been provided to you. The Employment Security Agreement is the exclusive source of your rights in the event that your employment is terminated. You will be subject to Internap’s stock ownership guidelines applicable to the Chief Executive Officer.

Your continued status as a director of Internap is subject to periodic stockholder approval and such other limitations as might apply to directors generally.

Lastly, your employment by Internap will be “at will,” subject to the Employment Security Agreement. In the event that your employment with the company is terminated for any reason, you agree to immediately resign as a director of Internap upon request.

We are excited about the future of Internap and are confident in your ability to lead Internap to the next level of its development.

Sincerely yours,

/s/ Charlie Coe

Charlie Coe

On behalf of the Board of Directors

I acknowledged receipt of this letter, and understand the terms of Internap’s offer of employment.

/s/ Michael A. Ruffolo	5-7-2015
Michael A. Ruffolo	Date
Signature